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                                                                    EXHIBIT 22.2

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our report dated July 19, 2000 with respect to the financial statements of York Financial Corp. for the year ended June 30, 2000 included in the Annual Report (Form 10-K) of Waypoint Financial Corp. for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

     We also consent to the incorporation by reference in Post Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-52130) filed by Waypoint Financial Corp. pertaining to the 1984 Amended Incentive Stock Option Plan of York Financial Corp., the 1992 Stock Option and Incentive Plan of York Financial Corp., as amended, the 1992 York Financial Corp. Non-Incentive Stock Option Plan for Directors, as amended, the 1995 York Financial Corp. Non-Qualified Stock Option Plan for Directors, as amended, the 1997 Stock Option and Incentive Plan of York Financial Corp., the Harris Savings Bank 1994 Incentive Stock Option Plan, the Harris Savings Bank 1994 Stock Option Plan for Outside Directors, the Harris Savings Bank 1996 Incentive Stock Option Plan, the Harris Financial, Inc. 1999 Incentive Stock Option Plan and the Harris Financial, Inc. 1999 Stock Option Plan for Outside Directors, of our report dated July 19, 2000, with respect to the consolidated financial statements of York Financial Corp. included in the Annual Report (Form 10-K) of Waypoint Financial Corp.

                              /s/ ERNST & YOUNG LLP

Baltimore, Maryland
March 27, 2002

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